EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:
Jennifer Donovan	Sandra Smith
Media Relations	Investor Relations
650-627-5395	617-444-2804
jdonovan@akamai.com	ssmith@akamai.com

AKAMAI ELECTS DIGITAS CHAIRMAN AND CEO

DAVID W. KENNY TO ITS BOARD OF DIRECTORS

CAMBRIDGE, MA – July 17, 2007 – Akamai Technologies, Inc. (NASDAQ: AKAM), the leading global service provider for accelerating content and applications online, today announced the election to its Board of Directors of David W. Kenny, Chairman and CEO of Digitas. Kenny is also a member of the Executive Committee of Publicis Groupe S.A. (Euronext Paris: FR0000130577, NYSE: PUB), where he leads the Groupe’s overall digital and interactive strategy. Publicis, which acquired Digitas earlier this year, is the world’s fourth largest communications group and second largest media counsel and buying group.

Mr. Kenny, 45, became CEO of Digitas in 1997, and has led Digitas through a decade of evolution and growth. Digitas has become one of the industry’s leading digital marketing services organizations, serving blue-chip global brands.

“It is an honor to welcome David to our Board of Directors. I have long been impressed by his intelligence, integrity, and curiosity,” said Paul Sagan, president and CEO of Akamai. “He brings valuable expertise and insight in the fields of Internet advertising and marketing, and has helped blue-chip, global brands develop, engage and profit from digital and interactive strategies. David shares our vision, values, and passion for leveraging Internet technology, and will be an important contributor to the Board’s work on behalf of shareholders.”

“Akamai provides a unique set of services to help companies manage, deliver and monetize their digital assets and initiatives,” said Kenny. “Marrying those services with innovative online advertising campaigns is a key opportunity moving forward. It’s a privilege and important responsibility to be a member of the board of this dynamic company.”

A former senior partner at Bain & Company, David holds a B.S. from the General Motors Institute (Kettering University) and an M.B.A. from Harvard Business School. He is a board member for Teach For America and a director of The Corporate Executive Board.

About Akamai

Akamai® is the leading global service provider for accelerating content and applications online. Thousands of organizations have formed trusted relationships with Akamai, improving their revenue and reducing costs by maximizing the performance of their online businesses. Leveraging the Akamai EdgePlatform, these organizations gain business advantage today, and have the foundation for the emerging Web solutions of tomorrow. Akamai is “The Trusted Choice for Online Business.” For more information, visit www.akamai.com.